FLIR SYSTEMS, INC.

Company contact:Tony Trunzo
FLIR Systems, Inc.
(503) 498-3547
www.flir.com

FLIR Systems Announces Executive Management Changes

Arne Almerfors, Executive Vice President, to Retire

Company to Consolidate Commercial Vision Systems and Thermography Divisions

PORTLAND, OR, December 10, 2009 - FLIR Systems, Inc (NASDAQ: FLIR) announced today the planned retirement of Arne Almerfors, Executive Vice President and President of the Company's Thermography division, effective in the first quarter of 2010.

Mr. Almerfors began his career at FLIR in 1997, and became president of the Company's Thermography division in 2000. Under his leadership, the Thermography division pioneered a price elastic market strategy, opening new markets and increasing the penetration of infrared technology into applications such as predictive maintenance, building diagnostics, HVAC, medical, R & D, and many others.

FLIR also announced that effective January 1, 2010; the Company will merge its Commercial Vision Systems and Thermography divisions into one unit, led by Andy Teich, currently President of the Commercial Vision Systems division. The new division will continue to focus on the large potential for growth in commercial and industrial markets, and will create value from commonality in distribution, customers and strategic product development focused on uncooled infrared technology.

Earl R. Lewis, Chairman and CEO of FLIR, stated: "Under Arne's stewardship, our Thermography division has enjoyed tremendous growth, and truly changed the direction of the infrared industry by opening up a wide array of uses for our technology, and created enormous value for our shareholders. I would like to personally thank Arne for his superb leadership and outstanding performance over the past decade. All of us at FLIR wish Arne the best and congratulate Andy on his new responsibilities."

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.